EXHIBIT 99.3


       TMSF Holdings, Inc. Reports Record Third-Quarter Results


    LOS ANGELES--(BUSINESS WIRE)--Nov. 22, 2004--TMSF Holdings, Inc.
(OTCBB:TMFZ):

    --  Quarterly revenues tripled over previous year

    --  Nine-month net income grew ten-fold year over year

    -- Earning per share soared to $0.19 from loss of $0.03 in the same quarter of last year

    --  Conference call scheduled for 10:00 a.m. PST

    TMSF Holdings, Inc. (OTCBB:TMFZ) today announced results of operations for the three months and nine months ended September 30, 2004. For the third quarter of 2004, total revenue for its wholly owned subsidiary, The Mortgage Store Financial, Inc., was $16.3 million, three times the $5.4 million in revenue reported for the third quarter a year earlier.
    Gross profit for the three months ended September 30, 2004 increased %403 to $9.0 million compared to $1.8 million for the same period in 2003.
    Income from operations during the third quarter of 2004 was $5.1 million compared to an operating loss of $734,000 for the corresponding period of 2003.
    Net income for the quarter ended September 30, 2004 was $2.9 million, or $0.19 per share, versus a net loss of $448,000, or ($0.03) per share, for the same quarter of last year.
    For the nine months ended September 30, 2004 total revenue of $34.7 million showed an improvement of 87% compared to $18.6 million for the same period in 2003.
    Nine-month gross profit was $19.8 million in 2004, an increase of 164% compared to $7.5 million in the corresponding period of 2003.
    Income from operations for the nine months ended September 30, 2004 increased 1068% to $10.3 million from $870,000 for the same period in 2003.
    Year-to-date net income of $6.2 million in 2004 showed a 1072% improvement over $525,000 reported for the corresponding period of last year. Net income per share for the nine months of 2004 was $0.41, as compared to $0.04 per share for the corresponding period in 2003.
    Raymond Eshaghian, CEO of TMSF Holdings, Inc. and President of The Mortgage Store Financial, Inc., commented on the Company's performance during the third quarter and first nine months of 2004, saying "Geographical expansion, an increased sales staff and products with strong market appeal have given us record results for the third consecutive quarter. We continued to grow our staff and investment in our IT infrastructure."
    Mr. Eshaghian continued, "The noticeable contrast between results of this quarter with same quarter last year is primarily due to the strategic decision we made during last year's third quarter to shift into the Alt-A and other niche products that have brought us record results in each successive quarter. We have increased our purchase money mortgage originations through products which are particularly attractive to first time home buyers in an increasing geographical reach."
    Management of TMSF Holdings will hold a conference call to discuss third-quarter and nine-month results Tuesday, November 23, at 10:00 a.m. PST (1:00 p.m. EST). To participate in the conference call, please call the following number five to ten minutes prior to the scheduled start time to register: 877-586-7724. International callers should dial 706-679-0614. There is no passcode required for this call.
    For those who are unable to participate in the live call, a replay will be available from Tuesday, November 23 at 1:00 p.m. PST until Tuesday, November 30 at 9:00 p.m. PST. Dial 800-642-1687 and enter the conference ID 2245725. International callers should dial 706-645-9291. The replay will also be archived on the Company's web site at www.TMSFHoldings.com.

    About TMSF Holdings

    TMSF Holdings, Inc. is a financial holding company that through its wholly owned subsidiary, The Mortgage Store Financial, Inc., is engaged in nationwide mortgage banking. The goal of The Mortgage Store Financial, Inc. is to become a national leader in the mortgage banking industry by continuing to expand its geographical coverage and maximizing the volume of business from existing clients while adopting innovative processes to improve its profitability.

    Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in TMSF Holdings, Inc. Information Statement Filing and its Annual Report on form 10-KSB for the year ended December 31, 2003, and its Quarterly Report on Form 10-QSB for the quarter and six months ended June 30, 2004, as filed with the Securities and Exchange Commission.


                 TMSF HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATION
              For the Three Months and Nine Months Ended
          September 30, 2004 (unaudited) and 2003 (unaudited)


                         Three Months Ended      Nine Months Ended
                           September 30,           September 30,
                          2004       2003        2004        2003
                       -----------------------------------------------
                       (unaudited) (unaudited)(unaudited) (unaudited)
Loan income
Income from sale of
 mortgage loans        $12,898,116 $4,372,664 $27,864,840 $15,245,136
Mortgage Interest
 Income                  3,209,676    936,164   6,158,022   3,070,831
Escrow service income            -    111,382      84,617     205,971
Commission fee income      233,625     28,524     603,134      50,449

Total loan income       16,341,417  5,448,734  34,710,613  18,572,387

Costs of loan origination
 and sale of mortgages

Appraisals                 311,688    409,135     629,321     597,979
Commissions              4,919,008  2,377,425   9,898,923   7,309,322
Credit reports              53,644     60,836     107,662     134,593
Other costs                 87,754     91,166     312,334     339,405
Reserve for impairment
 of mortgage loans
  to be repurchased        185,600          -     637,693           -
Warehouse fees              74,237     53,967     167,717     149,365
Warehouse Interest
 expense                 1,693,275    662,999   3,197,971   2,548,683

Total costs of loan
 origination and sale
  of mortgages           7,325,206  3,655,528  14,951,622  11,079,347

Gross profit             9,016,211  1,793,207  19,758,991   7,493,091

Operating expenses       3,922,779  2,527,084   9,598,970   6,623,370

Income (loss) from
 operations              5,093,432   (733,877) 10,160,021     869,671

Other income
Interest income              5,219      1,981      10,395      10,026
Other income                69,220          -     162,500       2,215

Total other income          74,439      1,981     172,895      12,241

Income (loss) before
 provision for
  income taxes          $5,167,871  $(731,896) 10,332,916     881,912

Provision for (benefit
 from) income taxes      2,273,450   (284,000)  4,179,050     357,000
Net income (loss)       $2,894,422  $(447,896) $6,153,866    $524,912

Basic earnings (loss)
 per share                    0.19      (0.03)       0.41        0.04

Diluted earnings per
 share                        0.19      (0.03)       0.41        0.04

Basic weighted-average
 common shares
  outstanding           15,000,000 15,000,000  15,000,000  14,978,866

Diluted weighted-average
 common shares
  outstanding           15,256,700 15,000,000  15,003,957  14,978,866


                 TMSF HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
         September 30, 2004 and December 31, 2003 (unaudited)


ASSETS
                                                Sept. 30,    Dec. 31,
                                                  2004        2003
                                                  ----        ----
                                               (unaudited)
Current assets
Cash and cash equivalents                      $2,552,018  $2,843,172
Mortgage loans held for sale, net             107,042,591  45,398,220
Mortgage loans to be repurchased, net           3,127,954           -
Prepaid expenses                                  102,022      32,491
Other receivables                               3,934,942     109,926

Total current assets                          116,759,527  48,383,809

Restricted cash                                 1,389,399     489,214
Real estate owned                                 314,669     558,998
Property and equipment, net                       619,116     383,832
Deposits and other assets                         164,172     181,515

Total assets                                 $119,246,883 $49,997,368


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Warehouse lines of credit                     $98,801,461 $42,357,240
Obligation to repurchase mortgage loans         3,583,554           -
Accounts and other payables                     3,618,596     421,147
Escrow funds payable                               39,169      54,308
Accrued expenses                                  222,235      59,028
Accrued income taxes                              637,153   1,195,895
Deferred tax liability                            516,600     271,000

Total current liabilities                    $107,418,768 $44,358,618


Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value
 10,000,000 shares authorized
  No shares issued and outstanding                      -           -
Common stock, $0.001 par value
 100,000,000 shares authorized
  15,000,000 (unaudited) and 15,000,000 shares
   issued and outstanding                          15,000      15,000
Additional paid-in capital                      3,078,682   3,043,182
Retained earnings                               8,734,433   2,580,568

Total shareholders' equity                     11,828,115   5,638,750

Total liabilities and shareholders' equity   $119,246,883 $49,997,368


    CONTACT: TMSF Holdings, Inc.
             Masoud Najand (CFO), 213-234-2401
             Fax: 213-234-2801
             or
             CCG Investor Relations
             Sean Collins/William Coffin, 818-789-0100
             Fax: 818-789-1152